Exhibit 97.1

CARGURUS, INC.

COMPENSATION CLAWBACK POLICY

CarGurus, Inc., a Delaware corporation (the “Company”), has adopted a Compensation Clawback Policy (this “Policy”) as described below. This Policy is adopted to go into effect on October 31, 2023, with retroactive effectiveness as of October 2, 2023 (the “Effective Date”). This Policy supersedes the Company’s Compensation Clawback Policy adopted on August 4, 2020.

A.
Compensation Clawback Due to Accounting Restatement

1.
For the purposes of this Section A, the following terms have the following meanings, which will be interpreted to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and Rule 10D-1 promulgated thereunder and Listing Rule 5608 of the Listing Rules of The Nasdaq Stock Market (“Nasdaq”) (together, the “Applicable Rules”):
a.
“Executive Officer” means each officer of the Company who is identified as an executive officer for the purposes of 17 CFR § 229.401(b), which is defined as the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar significant policy-making functions for the Company, as determined under 17 CFR §229.401(b). Any executive officer of any of the Company’s parents or subsidiaries is an “Executive Officer” for purposes of this Policy if such executive officer performs a significant policy-making function described in the preceding sentence for the Company.
b.
“Financial Reporting Measures” means (i) measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, (ii) the Company’s stock price, and (iii) total stockholder return in respect of the Company. A “Financial Reporting Measure” need not be presented within the financial statements or included in a filing with the U.S. Securities and Exchange Commission (the “SEC”).
c.
“Incentive-Based Compensation” means any compensation that is granted, earned, or vested, based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation does not include, among other forms of compensation, equity awards that vest exclusively upon completion of a specified employment period, without any performance condition, and bonus awards that are discretionary or based on subjective goals or goals unrelated to Financial Reporting Measures.
d.
“Received” – Incentive-Based Compensation is deemed “Received” for the purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure applicable to the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
e.
“Recovery Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare a Restatement (as defined below), which date is the earlier of (i) the date the Board (as defined below), a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement or (ii) a date that a court, regulator, or other legally authorized body directs the Company to prepare a Restatement.
f.
“Restatement” means that the Company is required to prepare an accounting restatement due to a material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements (i) that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
2.
Mandatory Recovery on a Restatement
a.
In the event that the Company is required to prepare a Restatement, the Company shall reasonably promptly recover from its Executive Officers the amount of any erroneously awarded Incentive Based Compensation that is Received by such Executive Officer during the Recovery Period. The amount of erroneously Received Incentive-Based Compensation will be the excess of the Incentive-Based Compensation Received by the Executive Officer (whether in cash or shares) based on the erroneous data in the original financial statements over the Incentive-Based Compensation (whether in cash or in shares) that would have been Received by the Executive Officer had such Incentive-Based Compensation been based on the restated results, without respect to any tax liabilities incurred or paid by the Executive Officer.
b.
Without limiting the foregoing, for Incentive-Based Compensation based on the Company’s stock price or total stockholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Restatement, (a) the amount shall be based on the Company’s reasonable estimate of the effect of the Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was Received, and (b) the Company shall maintain documentation of the determination of that reasonable estimate and provide such estimate to Nasdaq as required by the Applicable Rules.
c.
Recovery of any erroneously awarded compensation under this paragraph 2 is not dependent on fraud or misconduct by any Executive Officer in connection with a Restatement.
3.
Discretionary Recovery on a Restatement
a.
In addition to (and without limiting) the provisions of paragraph 2 above, in the event the Company is required to prepare a Restatement, the Company will take, in its discretion, such action as it deems necessary to recover from any current or former employee of the Company who is not an Executive Officer but who is described by the following sentence and who Received erroneously awarded Incentive-Based Compensation from the Company during the Recovery Period (each a “Participating Employee” and, together with the Executive Officer, the “Covered Person”) as determined by the Board in its sole discretion. This paragraph 3 will apply to any current or former employee who the Board, in its sole discretion, determines committed any act or omission that contributed to the circumstances requiring the Restatement and which involved any of the following: (i) willful misconduct or wrongdoing or a willful violation of any of the Company’s rules or of any applicable legal or regulatory requirements in the course of the Participating Employee’s employment by, or otherwise in connection with, the Company, (ii) a breach of a fiduciary duty to the Company or its stockholders by the Participating Employee, or (iii) fraud in the course of the Participating Employee’s employment by, or otherwise in connection with, the Company.
4.
The Board shall determine, in its sole discretion, the method of recovering any Incentive-Based Compensation Received pursuant to this Section A, consistent with applicable law, which may include, without limitation, the methods of recovery described in Section D of this Policy.
5.
No recovery shall be required if any of the following conditions are met and the Board determines that, on such basis, recovery would be impracticable:
a.
the direct expense paid to a third party to assist in enforcing this Section A would exceed the amount to be recovered; provided that prior to making a determination that it would be impracticable to recover any Incentive-Based Compensation based on the expense of enforcement, the Company shall (i) have made a reasonable attempt to recover the Incentive-Based Compensation, (ii) have documented such reasonable attempts to recover, and (iii) provide the documentation to Nasdaq;
b.
recovery would violate home country law where that law was adopted prior to November 28, 2022; provided that, prior to making a determination that it would be impracticable to recover any Incentive-Based Compensation based on a violation of home country law, the Company shall (i) have obtained an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such violation, and (ii) provide a copy of such opinion to Nasdaq; or
c.
recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and U.S. Treasury regulations promulgated thereunder.
6.
Notwithstanding anything to the contrary contained herein, to the extent that, pursuant to this Policy, the Company is entitled to recover any Incentive-Based Compensation that is granted to an Executive Officer or a Participating Employee, such amounts shall be recovered net of any withholdings or taxes paid by or on behalf of the Executive Officer or Participating Employee.
7.
The Company shall make all required disclosures and filings with the SEC and Nasdaq with respect to this Policy in accordance with the requirements of the Applicable Rules, and any other requirements applicable to the Company, including the disclosures required in connection with SEC filings.
8.
This Section A covers all persons who are Executive Officers at any time during the Recovery Period for which Incentive-Based Compensation is Received or during the performance period applicable to such Incentive-Based Compensation. Incentive-Based Compensation shall not be recovered under this Section A to the extent Received by any person before the date the person served as an Executive Officer, except if they are otherwise a Covered Person. Subsequent changes in an Executive Officer’s employment status, including retirement or termination of employment, do not affect the Company’s right to recover Incentive-Based Compensation pursuant to this Section A.
9.
This Policy shall apply to Incentive-Based Compensation that is Received by any Executive Officer or Participating Employee on or after the Effective Date (or, if later, the date on which such person becomes an Executive Officer or Participating Employee, as applicable). For the avoidance of doubt, this will include Incentive-Based Compensation that may have been approved, awarded, or granted to an Executive Officer or Participating Employee on or before the Effective Date if such Incentive-Based Compensation is Received on or after the Effective Date. To the extent the Applicable Rules require recovery of Incentive-Based Compensation in additional circumstances besides those specified above, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover Incentive-Based Compensation to the fullest extent required by the Applicable Rules. This Policy shall be deemed to be automatically amended, as of the date the Applicable Rules become effective with respect to the Company, to the extent required for this Policy to comply with the Applicable Rules.
B.
Compensation Clawback Due to Detrimental Conduct
1.
For the purposes of this Section B, the following terms have the following meanings:
a.
“Covered Compensation” means any compensation of a Covered Person, other than base salary, including (i) all equity compensation granted, earned, or vested; (ii) all bonuses and other cash incentive compensation, in either case, the amount, payment, and/or vesting of which may, but need not, be based, wholly or in part on the attainment of any performance measures; and (iii) any proceeds or earnings received in respect of (i) or (ii). For the avoidance of doubt, the forgoing includes any compensation that was previously paid, earned, vested, deferred, or paid or payable as a component of severance or termination compensation.
b.
“Detrimental Conduct” means:

i.
Failure by a Covered Person to comply with the Company’s policies and procedures, including the Code of Conduct, Insider Trading Policy, and human resource policies;
ii.
The violation of any law or regulation by a Covered Person; or
iii.
Engaging in willful misconduct (including, but not limited to, bribery or other illegal acts), fraud, embezzlement, or misappropriation with respect to the Company or any of its subsidiaries by a Covered Person;

provided, that, in the case of each of the foregoing, the Board determines, in its sole discretion, that the conduct has resulted, or is reasonably likely to result, in a material adverse impact on the Company’s financial results, operations or reputation.

2.
If the Board determines that a Covered Person has engaged in Detrimental Conduct, all or a portion of any Covered Compensation that has been granted or paid by the Company to a Covered Person or is granted or paid to a Covered Person after the adoption of this Policy may be subject to clawback as determined by the Board to the extent such compensation was granted or paid during the 1-year period preceding the date of such Detrimental Conduct or any time thereafter.
3.
Subsequent changes in a Covered Person’s employment status or status as a service provider, including retirement or termination of employment, do not affect the Company’s rights to recover Covered Compensation pursuant to this Section B.
C.
Administration; Indemnification
1.
This Policy shall be administered in the sole discretion by the Board. All references in this Policy to the “Board” shall mean the Company’s Board of Directors or any duly established committee thereof. The Board has the sole authority to construe, interpret, and implement this Policy, and to make any determination necessary or advisable in administering this Policy, consistent with applicable law and this Policy. Without limiting the foregoing:
a.
Section A of this Policy shall be interpreted in a manner that is consistent with the requirements of the Applicable Rules, and compliance with this Policy shall not be waived by the Board or the Company in any respect; and
b.
Section B of this Policy shall be interpreted in the Board’s sole discretion; provided that the Board may delegate its administrative responsibility in respect of this Section C to a management committee with respect to Covered Persons other than Executive Officers, in which case references herein to the Board shall be deemed to include such management committee, as applicable.

Any determinations of the Board under this Policy shall be conclusive and binding on the Company and the applicable Covered Person. The determinations of the Board need not be uniform with respect to each Covered Person.

2.
The amount of Incentive-Based Compensation or Covered Compensation required to be returned, repaid, or forfeited shall be the amount by which the Covered Person’s original Incentive-Based Compensation or Covered Compensation for the relevant period exceeded all Incentive-Based Compensation or Covered Compensation calculated on the restated results as determined by the Board in its sole discretion; determined on an after-tax basis assuming that the Covered Person was taxable at the highest federal, state, and local marginal income tax rates.
3.
The Company shall not indemnify any current or former Covered Person against the loss of previously awarded Incentive-Based Compensation or Covered Compensation under this Policy and shall not pay or reimburse any such person for premiums incurred or paid for any insurance policy to fund such person’s potential recovery obligations.

D.
Methods of Recovery
1.
Subject to paragraph 4 of Section A of this Policy, in the event that the Board determines that this Policy should apply, to the extent permitted by applicable law, the Company shall, as determined by the Board in its sole discretion, take any such actions as it deems necessary or appropriate to recover, in the case of Section A of this Policy, Incentive-Based Compensation, or in the case of Section B of this Policy, Covered Compensation (together, “Clawback Compensation”). The actions may include, without limitation (and as applicable):
a.
forfeit, reduce, or cancel any Clawback Compensation (whether vested or unvested) that has not been distributed or otherwise settled;
b.
seek recovery of any Clawback Compensation that was previously paid to the Covered Person;
c.
seek recovery of any amounts realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based Clawback Compensation;
d.
recoup any amount in respect of Clawback Compensation that was contributed or deferred to a plan that takes into account Clawback Compensation (excluding certain tax-qualified plans, but including deferred compensation plans, and supplemental executive retirement plans, and insurance plans to the extent otherwise permitted by applicable law, including Section 409A of the Code) and any earnings accrued on such Clawback Compensation;
e.
except as otherwise required by Section A of this Policy, determine whether Clawback Compensation should be recouped on a pre-tax or after-tax basis;
f.
offset, withhold, eliminate, or cause to be forfeited any amount that could be paid or awarded to the Covered Person after the date of determination; and
g.
take any other remedial and recovery action permitted by law, as determined by the Board.

In addition, (x) the Board may authorize legal action for breach of fiduciary duty or other violation of law and take such other actions to enforce the obligations of the Covered Person (as applicable) to the Company as the Board deems appropriate or (y) in the event that a Covered Person (as applicable) fails to repay or reimburse erroneously awarded compensation that is subject to recovery, the Board may require such Covered Person (as applicable) to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering erroneously awarded compensation under this Policy.

E.
No Substitution of Rights; Non-Exhaustive Rights
1.
Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights that may be available to the Company pursuant to (a) the Company’s Omnibus Incentive Compensation Plan or any successor plan thereto, the Company’s annual bonus plan or any other incentive plan of the Company or any of its subsidiaries, (b) the terms of any recoupment policy or provision in any employment agreement, compensation agreement or arrangement, or other agreement, or (c) any other legal remedies available to the Company under applicable law.
2.
In addition to recovery of compensation as provided for in this Policy, the Company may take any and all other actions as it deems necessary, appropriate, and in the Company’s best interest in connection with the Board determining that this Policy should apply, including termination of the employment of, or initiating legal action against, a Covered Person, and nothing in this Policy limits the Company’s rights to take any such appropriate actions.
F.
Amendment

The Board may amend this Policy from time to time in its discretion, subject to any limitations under applicable law, including, in the case of Section A of this Policy, the Applicable Rules.

G.
Governing Law

This Policy and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Applicable Rules, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to choice of law principles. If any provision of this Policy shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Policy, but this Policy shall be construed and enforced as if the illegal or invalid provision had never been included in this Policy.

Adopted: August 4, 2020

Revised: October 31, 2023